ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2018 RESULTS

•	Diluted EPS of $0.94 and adjusted diluted EPS of $1.16

•	Record first quarter sales of $2.0 billion, up 3.6%, with growth in all segments and all geographies

•	Announced agreements to acquire security businesses in Asia Pacific

GLENVIEW, IL, (Business Wire) April 26, 2018 - Anixter International Inc. (NYSE: AXE) today reported sales of $2.0 billion for the quarter ended March 30, 2018, a 3.6% increase versus the prior year quarter. Organic sales increased 1.6%, excluding the impact of the following items:

•$10.3 million favorable impact from the higher average price of copper

•	$28.3 million favorable impact from the fluctuation in foreign currencies

All commentary in this release reflects first quarter 2018 results, and all comparisons are versus the prior year quarter, unless otherwise noted. Both the current and prior year quarters had 64 billing days. Please refer to the tables at the end of this release for the reconciliations to our reported results prepared in accordance with U.S. GAAP to the non-GAAP measures.

Net income of $32.1 million compares to $30.9 million. Current year net income includes amortization of intangible assets, acquisition and integration costs, and other expense, which combined had a $9.8 million pre-tax and a $7.6 million after-tax impact. Prior year net income includes amortization of intangible assets, which had a $9.0 million pre-tax and $6.1 million after-tax impact. Excluding these items, adjusted net income of $39.7 million compares to $37.0 million.
Adjusted EBITDA of $83.4 million, or 4.2% of sales, compares to $89.4 million, or 4.7% of sales.
"While organic growth in both EES and UPS was consistent with our expectations when we provided our outlook for the quarter, the sales performance of NSS was below our expectations. We have experienced a healthy pick up in NSS project activity in recent months, however the timing of major projects remains weighted to the second quarter and back half of the year," commented Bob Eck, Chief Executive Officer. "Turning to our overall results, the quarter presented more challenges than we anticipated, caused by the combination of pricing pressure on our revenues and inflationary pressures on our operating expenses, most notably, higher freight costs. As a result, we have redoubled our actions to drive gross margin improvement and align cost structure with our expected sales growth."
Income Statement Detail
Gross margin of 19.6% compares to 20.0%. The decline in margin was caused by customer and product mix, lower vendor rebates and competitive pressure.

Operating expense of $323.2 million compares to $310.8 million. Excluding operating expense items as detailed above, adjusted operating expense of $313.4 million increased 3.9% from $301.8 million, driven by inflationary pressures, primarily in freight expense and employee benefits. The corresponding adjusted operating expense ratio of 16.0% of sales compares to 15.9%.
Operating income of $61.6 million compares to $68.9 million. Excluding operating expense items as detailed above, adjusted operating income of $71.4 million compares to $77.9 million and the corresponding adjusted operating margin of 3.6% compares to 4.1%.
First quarter U.S. GAAP effective tax rate ("ETR") of 29.7% compares to 38.1% and non-GAAP ETR of 28.5% compares to 37.2%, with the favorable rate change due primarily to the impact of the Tax Cuts and Jobs Act of 2017.

Diluted earnings per share of $0.94 compares to $0.91, and adjusted diluted earnings per share of $1.16 compares to $1.09, a 6.4% increase versus prior year.

Segment Update

Network & Security Solutions ("NSS") sales increased 1.0% to $994.8 million. Adjusted for the $15.3 million favorable impact from foreign exchange, NSS organic sales were approximately flat. NSS security sales of $415.6 million, which represents approximately 42% of segment sales, increased 3.4%. Adjusted for the $6.0 million favorable currency impact, organic security sales increased 1.9%.

NSS operating income of $53.5 million compares to $61.8 million. Excluding amortization of intangible asset expense of $3.8 million in the current quarter and $3.6 million in the prior year quarter, NSS adjusted operating income of $57.3 million compares to $65.4 million. NSS adjusted EBITDA of $58.5 million, or 5.9% of sales, compares to $66.6 million, or 6.8% of sales. The change in margin is due to customer and product mix, deflationary pressure in security and copper cabling products, lower vendor rebates and increased freight expense.

Electrical & Electronic Solutions (“EES”) sales increased 7.8% to $568.4 million. Adjusted for the $11.2 million favorable impact from foreign exchange and the $10.0 million favorable impact from higher average copper prices, EES organic sales increased 3.7%. Growth was driven by improving North America industrial project activity, ongoing growth with OEM customers and synergistic growth from sales of low voltage products to legacy Anixter customers.

EES operating income increased 12.7% to $31.4 million. Excluding $2.4 million and $1.6 million of expense, primarily amortization of intangible asset expense, from current and prior year respectively, EES adjusted operating income increased 14.3% to $33.8 million and EES adjusted EBITDA increased 14.0% to $34.7 million. The corresponding adjusted EBITDA margin of 6.1% compares to 5.8%, driven by strong expense leverage associated with the volume increase.

Utility Power Solutions (“UPS”) sales increased 4.6% to $401.0 million. Adjusted for the $1.8 million favorable impact from foreign exchange and the $0.3 million favorable impact from higher average copper prices, UPS organic sales increased 4.0%.

UPS operating income increased 0.8% to $16.4 million. Excluding $3.3 million and $3.5 million of expense, primarily amortization of intangible assets, from current and prior year respectively, UPS adjusted operating income of $19.7 million was flat. UPS adjusted EBITDA of $20.9 million, or 5.2% of sales, compares to $20.9 million, or 5.5% of sales.

Acquisition of Security Businesses
Today we announced that we have entered into definitive agreements to acquire security businesses in Australia and New Zealand for ~$151 million, dependent on the foreign exchange rate of USD versus the AUD and NZ dollar at closing, and subject to customary post-closing working capital and other adjustments. Combined, these businesses had trailing 12-month sales of USD ~$114 million and adjusted EBITDA of approximately USD ~$20 million.
Subject to certain customary closing conditions, these acquisitions are expected to close before the end of the second quarter of 2018 and will be financed using available cash and borrowing capacity. We expect these acquisitions to be accretive to earnings in the first full year of operation, exclusive of transaction, integration expenses and incremental amortization of intangible assets.

Cash Flow and Capital Allocation
In the first quarter we invested $71.2 million of cash flow in operations, compared to generating $51.5 million of cash flow from operations in the prior year quarter, driven primarily by an increase in working capital investment to support growth in the business. Working capital was 20.0% of sales, which compares to 18.9% in the prior year quarter. We invested $10.9 million in capital expenditures in the first quarter of 2018, which compares to $8.6 million, reflecting higher capital investment in facilities and information technology.

"Consistent with our capital allocation priority to pursue acquisitions that support specific product or geographic initiatives, today we announced agreements to acquire security businesses in Australia and New Zealand. These businesses represent a compelling opportunity to enhance our competitive position in these markets, bringing new, innovative products and solutions to Anixter that we believe will be valued by both existing and new customers,” commented Ted Dosch, Executive Vice President - Finance and CFO. "Turning to our capital structure, we exited the first quarter with our debt-to-capital ratio of 46.3%, within our target range of 45-to-50%, and our debt-to-adjusted EBITDA of 3.2 times, slightly above our target range of 2.5 - 3.0 times."

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 46.3%, compared to 46.1% at the end of 2017

•	Debt-to-adjusted EBITDA ratio of 3.2 times, compared to 3.1 times at the end of 2017

•	Weighted average cost of borrowed capital of 5.3%, compared to 5.6% at the end of 2017

•	$627.4 million available under revolving lines of credit and secured accounts receivable and inventory facilities

Outlook
"As we look ahead to the second quarter and full year, we remain cautiously optimistic regarding sales growth even with the difficulty in predicting the timing of major projects. Momentum in our day-to-day business remains steady, we are in the early stages of a recovery in our large project business in NSS, and growth trends in our EES and UPS businesses remain solid. Based on current trends, we estimate second quarter 2018 organic sales growth in the 2.0 - 3.0% range. For the full year 2018, we continue to estimate organic sales growth of 2.0 - 5.0%, cash flow from operations of $180 - $200 million and capital expenditures of $60 - $70 million," commented Bill Galvin, President and Chief Operating Officer. "In summary, following a challenging quarter, we have a relentless focus on the profitable growth of our business through gross margin initiatives and expense actions. We believe we have a significant opportunity to leverage our unique set of products and specialized solutions across our global network, generating significant cash flow and creating value for all of our stakeholders."

Financial Results

	Three Months Ended
(In millions, except per share amounts)	March 30, 2018	March 31, 2017	Percent Change
Net Sales	$1,964.2	$1,895.8	4%
Operating Income	$61.6	$68.9	(11)%
Net Income	$32.1	$30.9	4%
Diluted Earnings Per Share	$0.94	$0.91	3%
Diluted Weighted Shares	34.1	33.9	—%

Conference Call Details
Today's conference call to discuss these results will now begin at 10:00 a.m. Central Time. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of our website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    (833) 235-7649
International dial-in:        (647) 689-4538
Conference ID:             206 7648

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “First Quarter 2018 Highlights and Operating Results” will be available on the Investor Relations section of our website.

About Anixter
Anixter International is a leading global distributor of Network & Security Solutions, Electrical & Electronic Solutions and Utility Power Solutions. We help build, connect, protect, and power valuable assets and critical infrastructures. From enterprise networks to industrial MRO supply to video surveillance applications to electric power distribution, we offer full-line solutions, and intelligence, that create reliable, resilient systems that sustain businesses and communities. Through our unmatched global distribution network along with our supply chain and technical expertise, we help lower the cost, risk and complexity of our customers’ supply chains.

Anixter adds value to the distribution process by providing our customers access to 1) innovative supply chain solutions, 2) over 600,000 products and over $1.0 billion in inventory, 3) 310 warehouses/branch locations with approximately 9.0 million square feet of space and 4) locations in over 300 cities in approximately 50 countries.  Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement
The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here. These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier relationships or in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, information security risks, risks associated with substantial debt and restrictions contained in financial and operating covenants in our debt agreements, the impact and the uncertainty concerning the timing and terms of the withdrawal by the United Kingdom from the European Union, unanticipated change in our tax provision and tax liabilities related to the enactment of the Tax Cuts and Jobs Act and risks associated with integration of acquired companies, including, but not limited to, the risk that the acquisitions may not provide us with the synergies or other benefits that were anticipated. These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) above, this release includes certain financial measures computed using non-GAAP components as defined by the SEC. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this release both on an U.S. GAAP and non-GAAP basis. We believe that by providing non-GAAP organic growth, which adjusts for the impact of acquisitions (when applicable), foreign exchange fluctuations, copper prices and the number of billing days, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. Historically and from time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, pension settlements, etc.) in presenting adjusted operating expense, adjusted operating income, adjusted income taxes and adjusted net income so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business. As a result of the recent acquisitions we have also excluded amortization of intangible assets associated with purchase accounting from acquisitions from the adjusted amounts for comparison of the non-GAAP financial measures period over period.

EBITDA is defined as net income before interest, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA before foreign exchange and other non-operating expense and non-cash stock-based compensation, excluding the other items from reported financial results, as defined above. Adjusted EBITDA leverage is defined as the percentage change in Adjusted EBITDA divided by the percentage change in net sales. We believe that adjusted operating income, EBITDA, Adjusted EBITDA and Adjusted EBITDA leverage provide relevant and useful information, which is widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business segment performance. Adjusted operating income provides an understanding of the results from the primary operations of our business by excluding the effects of certain items that do not reflect the ordinary earnings of our operations. We use adjusted operating income to evaluate our period-over-period operating performance because we believe this provides a more comparable measure of our continuing business excluding certain items that are not reflective of expected ongoing operations. This measure may be useful to an investor in evaluating the underlying performance of our business. EBITDA provides us with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of foreign exchange and other non-cash stock-based compensation, and certain items that do not reflect the ordinary earnings of our operations and that are also excluded for purposes of calculating adjusted net income, adjusted earnings per share and adjusted operating income. EBITDA and Adjusted EBITDA are used by our management for various purposes including as measures of performance of our operating segments and as a basis for strategic planning and forecasting. Adjusted EBITDA and Adjusted EBITDA leverage may be useful to an investor because this measure is widely used to evaluate a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending on the accounting methods, book value of assets, capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by us may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in this release. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa M. Gregory, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at www.anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017

(In millions, except per share amounts)
Net sales	$1,964.2	$1,895.8
Cost of goods sold	1,579.4	1,516.1
Gross profit	384.8	379.7
Operating expenses	323.2	310.8
Operating income	61.6	68.9
Other expense:
Interest expense	(18.2)	(18.9)
Other, net	2.3	(0.1)
Income before income taxes	45.7	49.9
Income tax expense	13.6	19.0
Net income	$32.1	$30.9
Income per share:
Basic	$0.95	$0.92
Diluted	$0.94	$0.91

Weighted-average common shares outstanding:
Basic	33.7	33.5
Diluted	34.1	33.9

Reportable Segments
Net sales:
Network & Security Solutions	$994.8	$984.9
Electrical & Electronic Solutions	568.4	527.4
Utility Power Solutions	401.0	383.5
	$1,964.2	$1,895.8
Operating income:
Network & Security Solutions	$53.5	$61.8
Electrical & Electronic Solutions	31.4	27.9
Utility Power Solutions	16.4	16.2
Corporate	(39.7)	(37.0)
	$61.6	$68.9

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets
	(Unaudited)
	March 30, 2018	December 29, 2017
(In millions)

ASSETS
Current assets:
Cash and cash equivalents	$78.7	$116.0
Accounts receivable, net	1,476.3	1,434.2
Inventories	1,270.6	1,238.7
Other current assets	42.9	44.9
Total current assets	2,868.5	2,833.8
Property and equipment, net	157.2	154.3
Goodwill	773.6	778.1
Intangible assets, net	367.8	378.8
Other assets	110.2	107.2
Total assets	$4,277.3	$4,252.2

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,044.0	$1,081.6
Accrued expenses	254.9	269.2
Total current liabilities	1,298.9	1,350.8
Long-term debt	1,286.1	1,247.9
Other liabilities	200.4	194.5
Total liabilities	2,785.4	2,793.2
Total stockholders' equity	1,491.9	1,459.0
Total liabilities and stockholders' equity	$4,277.3	$4,252.2

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 30, 2018	March 31, 2017
(In millions)

Operating activities:
Net income	$32.1	$30.9
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	7.4	7.0
Amortization of intangible assets	9.3	9.0
Stock-based compensation	4.6	4.5
Deferred income taxes	0.4	0.4
Accretion of debt discount	0.6	0.5
Amortization of deferred financing costs	0.4	0.5
Pension plan contributions	(2.3)	(4.5)
Pension plan expenses	1.2	2.6
Changes in current assets and liabilities, net	(124.9)	1.8
Other, net	—	(1.2)
Net cash (used in) provided by operating activities	(71.2)	51.5
Investing activities:
Capital expenditures, net	(10.9)	(8.6)
Other	4.1	—
Net cash used in investing activities	(6.8)	(8.6)
Financing activities:
Proceeds from borrowings	531.3	435.0
Repayments of borrowings	(493.0)	(463.6)
Repayments of Canadian term loan	—	(15.0)
Proceeds from stock options exercised	0.8	1.8
Other, net	—	(0.2)
Net cash provided by (used in) financing activities	39.1	(42.0)
(Decrease) increase in cash and cash equivalents	(38.9)	0.9
Effect of exchange rate changes on cash balances	1.6	2.2
Cash and cash equivalents at beginning of period	116.0	115.1
Cash and cash equivalents at end of period	$78.7	$118.2

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited)

First Quarter 2018 Sales Growth Trends
	Q1 2018				Q1 2017
(In millions)	As Reported	Foreign Exchange Impact	Copper Impact	As Adjusted	As Reported	Organic Growth/ (Decline)
Network & Security Solutions
North America	$768.5	$(3.8)	$—	$764.7	$768.0	(0.4)%
EMEA	98.3	(8.7)	—	89.6	92.9	(3.6)%
Emerging Markets	128.0	(2.8)	—	125.2	124.0	1.0%
NSS	$994.8	$(15.3)	$—	$979.5	$984.9	(0.5)%

Electrical & Electronic Solutions
North America	$442.9	$(3.0)	$(8.6)	$431.3	$416.2	3.6%
EMEA	70.3	(7.1)	(0.6)	62.6	62.5	0.1%
Emerging Markets	55.2	(1.1)	(0.8)	53.3	48.7	9.3%
EES	$568.4	$(11.2)	$(10.0)	$547.2	$527.4	3.7%

Utility Power Solutions
North America	$401.0	$(1.8)	$(0.3)	$398.9	$383.5	4.0%
UPS	$401.0	$(1.8)	$(0.3)	$398.9	$383.5	4.0%

Total	$1,964.2	$(28.3)	$(10.3)	$1,925.6	$1,895.8	1.6%

Geographic Sales
North America	$1,612.4	$(8.6)	$(8.9)	$1,594.9	$1,567.7	1.7%
EMEA	168.6	(15.8)	(0.6)	152.2	155.4	(2.1)%
Emerging Markets	183.2	(3.9)	(0.8)	178.5	172.7	3.4%
Total	$1,964.2	$(28.3)	$(10.3)	$1,925.6	$1,895.8	1.6%

Note: There were 64 billing days in the first quarter of 2018 and 2017. Adjustment for billing days unnecessary.

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

(In millions, except per share amounts)	Positive (Negative) impact
	Three Months Ended
	March 30, 2018	March 31, 2017

Items impacting comparability of results:
Items impacting operating expense and operating income:
Amortization of intangible assets	$(9.3)	$(9.0)
Acquisition and integration costs	(0.3)	—
U.K. facility relocation costs	(0.2)	—
Total of items impacting operating expense and operating income	$(9.8)	$(9.0)
Total of items impacting pre-tax income	$(9.8)	$(9.0)
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	$2.2	$2.9
Total of items impacting income taxes	$2.2	$2.9
Net income impact of these items	$(7.6)	$(6.1)
Diluted EPS impact of these items	$(0.22)	$(0.18)

U.S. GAAP to Non-GAAP Net Income and EPS Reconciliation:
Net income – U.S. GAAP	$32.1	$30.9
Items impacting net income	7.6	6.1
Net income – Non-GAAP	$39.7	$37.0

Diluted EPS – U.S. GAAP	$0.94	$0.91
Diluted EPS impact of these items	0.22	0.18
Diluted EPS – Non-GAAP	$1.16	$1.09

Items Impacting Comparability of Operating Income by Segment	Three Months Ended March 30, 2018
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$53.5	$31.4	$16.4	$(39.7)	$61.6
Operating margin - U.S. GAAP	5.4%	5.5%	4.1%	nm	3.1%

Total of items impacting operating income	$3.8	$2.4	$3.3	$0.3	$9.8

Adjusted operating income - Non-GAAP	$57.3	$33.8	$19.7	$(39.4)	$71.4
Adjusted operating margin - Non-GAAP	5.8%	5.9%	4.9%	nm	3.6%
nm - not meaningful

Items Impacting Comparability of Operating Income by Segment	Three Months Ended March 31, 2017
(In millions)	NSS	EES	UPS	Corporate	Total

Operating income - U.S. GAAP	$61.8	$27.9	$16.2	$(37.0)	$68.9
Operating margin - U.S. GAAP	6.3%	5.3%	4.2%	nm	3.6%

Total of items impacting operating income	$3.6	$1.6	$3.5	$0.3	$9.0

Adjusted operating income - Non-GAAP	$65.4	$29.5	$19.7	$(36.7)	$77.9
Adjusted operating margin - Non-GAAP	6.6%	5.6%	5.1%	nm	4.1%
nm - not meaningful

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement U.S. GAAP (Unaudited) - continued

2018 and 2017 Effective Tax Rate – U.S. GAAP and Non-GAAP
	Three Months Ended
(In millions)	March 30, 2018	March 31, 2017
Income before taxes – U.S. GAAP	$45.7	$49.9
Income tax expense – U.S. GAAP	$13.6	$19.0
Effective income tax rate	29.7%	38.1%

Total of items impacting pre-tax income above	$9.8	$9.0
Total of items impacting income taxes above	$2.2	$2.9

Income before income taxes – Non-GAAP	$55.5	$58.9
Income tax expense – Non-GAAP	$15.8	$21.9
Adjusted effective income tax rate	28.5%	37.2%

2018 EBITDA by Segment
	Three Months Ended March 30, 2018
(In millions)	NSS	EES	UPS	Corporate	Total
Net income	$53.5	$31.4	$16.4	$(69.2)	$32.1
Interest expense	—	—	—	18.2	18.2
Income taxes	—	—	—	13.6	13.6
Depreciation	0.8	0.5	0.9	5.2	7.4
Amortization of intangible assets	3.8	2.2	3.3	—	9.3
EBITDA	$58.1	$34.1	$20.6	$(32.2)	$80.6
EBITDA leverage	-12.1x	1.5x	0.1x	nm	-1.4x
EBITDA as a % of sales	5.8%	6.0%	5.1%	nm	4.1%

Foreign exchange and other non-operating (income)	$—	$—	$—	$(2.3)	$(2.3)
Stock-based compensation	0.4	0.4	0.3	3.5	4.6
Acquisition and integration costs	—	—	—	0.3	0.3
U.K. facility relocation costs	—	0.2	—	—	0.2
Adjusted EBITDA	$58.5	$34.7	$20.9	$(30.7)	$83.4
Adjusted EBITDA leverage	-12.0x	1.8x	0.0x	nm	-1.9x
Adjusted EBITDA as a % of sales	5.9%	6.1%	5.2%	nm	4.2%

nm - not meaningful

2017 EBITDA by Segment
	Three Months Ended March 31, 2017
(In millions)	NSS	EES	UPS	Corporate	Total
Net income	$61.8	$27.9	$16.2	$(75.0)	$30.9
Interest expense	—	—	—	18.9	18.9
Income taxes	—	—	—	19.0	19.0
Depreciation	0.8	0.6	1.0	4.6	7.0
Amortization of intangible assets	3.6	2.1	3.3	—	9.0
EBITDA	$66.2	$30.6	$20.5	$(32.5)	$84.8
EBITDA leverage	1.2x	5.0x	0.7x	nm	3.3x
EBITDA as a % of sales	6.7%	5.8%	5.3%	nm	4.5%

Foreign exchange and other non-operating expense	$—	$—	$—	$0.1	$0.1
Stock-based compensation	0.4	0.3	0.2	3.6	4.5
Restructuring charge	—	(0.5)	0.2	0.3	—
Adjusted EBITDA	$66.6	$30.4	$20.9	$(28.5)	$89.4
Adjusted EBITDA leverage	1.1x	4.7x	0.7x	nm	1.7x
Adjusted EBITDA as a % of sales	6.8%	5.8%	5.5%	nm	4.7%

nm - not meaningful